Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-225058) pertaining to the Long Term Incentive Plan of Talos Energy Inc. of our reports dated March 13, 2019, with respect to the consolidated financial statements of Talos Energy Inc., and the effectiveness of internal control over financial reporting of Talos Energy Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Houston, Texas

March 13, 2019